Exhibit 10.1

AMENDMENT TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of January 27, 2023, to the Investment Management Trust Agreement (as defined below) is made by and between Talon 1 Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of November 3, 2021 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at an extraordinary general meeting of the Company’s shareholders held on January 27, 2023 (the “Extraordinary General Meeting”), the Company’s shareholders approved (i) a proposal to amend the Company’s amended and restated memorandum and articles of association giving the Company the right to extend the date by which it has to consummate a business combination (the “Combination Period”) from February 8, 2023 up to 9 times for an additional one (1) month each time (each a “Monthly Extension”) up to November 8, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering); and (ii) a proposal to amend the Trust Agreement requiring the Company to deposit into the Trust Account, for each Monthly Extension that is exercised, the lesser of (a) $330,000 and (b) $0.06 for each Class A ordinary share that remains outstanding after taking into account any redemptions in connection with the solicitation of such shareholder approval at the Extraordinary Meeting (such amount, the “Monthly Extension Amount”); and

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer, Chief Financial Officer or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and, in the case of Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by (A) the date that is 15 months after the closing of the IPO (“Closing”), or (B) if the Company (at the request of its sponsor, AVi8 Acquisition LLC (the “Sponsor”)) extends the time to complete the Business Combination by one (1) month, the date that is 16 months after the Closing, provided that the Company or the Sponsor, deposits the lesser of (a) $330,000 and (b) $0.06 for each Class A ordinary share outstanding (after the redemption of any Public Shares in connection with the extraordinary general meeting of the Company’s shareholders held on January 27, 2023) (the “Monthly Extension Amount”) into the Trust Account on or prior to the date that is 15 months after the Closing, or (C) if the Company (at the request of the Sponsor) further extends the time to complete the Business Combination by an additional 1-month period, the date that is 17 months after the Closing, provided that the Company or the Sponsor deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 16 months after the Closing, or (D) if the Company (at the request of the Sponsor) further extends the time to complete the Business Combination by an additional 1-month period, the date that is 18 months after the Closing, provided that the Company or the Sponsor deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 17 months after the Closing, or (E) if the Company (at the request of the Sponsor) further extends the time to complete the Business Combination by an additional 1-month period, the date that is 19 months after the Closing, provided that the Company or the Sponsor deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 18 months after the Closing, or (F) if the Company (at the request of the Sponsor) further extends the time to complete the Business Combination by an additional 1-month period, the date that is 20 months after the Closing, provided that the Company or the Sponsor deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 19 months after the Closing, or (G) if the Company (at the request of the Sponsor) further extends the time to complete the Business Combination by an additional 1-month period, the date that is 21 months after the Closing, provided that the Company or the Sponsor deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 20 months after the Closing, or (H) if the Company (at the request of the Sponsor) further extends the time to complete the Business Combination by an additional 1-month period, the date that is 22 months after the Closing, provided that the Company or the Sponsor deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 21 months after the Closing, or (I) if the Company (at the request of the Sponsor) further extends the time to complete the Business Combination by an additional 1-month period, the date that is 23 months after the Closing, provided that the Company or the Sponsor deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 22 months after the Closing, or (J) if the Company (at the request of the Sponsor) further extends the time to complete the Business Combination by an additional 1-month period, the date that is 24 months after the Closing, provided that the Company or the Sponsor deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 23 months after the Closing, but if the Company has not completed the Business Combination within the applicable monthly anniversary of the Closing (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date. The form of any extension contemplated by this Section 1(i) shall be in substantially the form attached hereto as Exhibit E.”

2. Exhibit E is hereby amended and restated in its entirety as follows:

EXHIBIT E

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf & Celeste Gonzalez

Re:	Trust Account No. [ ] Extension Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Talon 1 Acquisition Corp.1 (“Company”) and Continental Stock Transfer & Trust Company, dated as of November 3, 2021 (“Trust Agreement”), this is to advise you that the Company is extending the time available to consummate a Business Combination for an additional one (1) month, from                  to                  (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the applicable Business Combination deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit the Monthly Extension Amount, which will be wired to you, into the Trust Account investments upon receipt.

Very truly yours, TALON 1 ACQUISITION CORP.

By:
Name: Title:

cc:

3. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

4. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

5. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

TALON 1 ACQUISITION CORP.

By:	/s/ Edward J. Wegel
Name:	Edward J. Wegel
Title:	Chief Executive Officer